                                                                     EXHIBIT 3.4




                            CERTIFICATE OF AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          AMERICAN ECOLOGY CORPORATION



     American Ecology Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. That the first paragraph in Article FOURTH of the Restated Certificate of Incorporation of this corporation is amended to read in full as follows:

     "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares of common stock, par value $.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock" or "Preferred Shares").

     2. That said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding capital stock entitled to vote.

     IN WITNESS WHEREOF, American Ecology Corporation has caused this Certificate of Amendment to be signed by its Chairman of the Board of Directors and attested by its Secretary this 10th day of June, 1997.

                                        AMERICAN ECOLOGY CORPORATION



                                        /s/  JACK K. LEMLEY
                                        ----------------------------------
                                        Jack K. Lemley, Chairman


ATTEST:



/s/ PHILLIP K. CHATTIN
------------------------------
Phillip K. Chattin, Secretary